Exhibit 99.1

501 Fairmount Ave, Suite 200
Towson, Maryland 21286
Telephone 410.823.4510
Email info@hamilton-bank.com
Web www.hamilton-bank.com
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Josie Hankey
Communications Strategist
Fallston Group, LLC
410-420-2001
josie.hankey@fallstongroup.com

Hamilton Bancorp, Inc. Announces Second Quarter Fiscal 2016 Results with Asset Growth of 25% and Revenue Growth of 13%

TOWSON, Md. (Nov. 5, 2015)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the three and six month periods ended September 30, 2015 with the following highlights:

•
At the end of the second quarter of fiscal 2016, Hamilton successfully closed on its previously announced acquisition of Fairmount Bancorp, Inc. (“Fairmount”). As a result of the merger, total assets grew to $363.9 million at September 30, 2015, representing growth of $72.8 million or 25 percent more than assets of $291.0 million at March 31, 2015.

•
Net interest income for the six months ended September 30, 2015 was $4.1 million, an increase of $313,000 or 8.2 percent from $3.8 million for the same period a year ago. As a result, net interest margin increased 19 basis points to 2.96 percent, compared to 2.77 percent over the same period last year.

•
During the first half of fiscal 2016, the Company improved earnings by reporting a net loss of $83,000 or $(0.03) per share, compared to a net loss of $251,000, or $(0.08) per share, in the first six months of fiscal 2015—an improvement of $168,000. Earnings over this period improved, despite $632,000 in merger expenses associated with the successful completion of the Fairmount acquisition and due diligence relating to the Company’s recent announcement of the pending merger with Fraternity Community Bancorp, Inc. (“Fraternity”).

•
Pre-tax income was $7,000 during the six months ended September 30, 2015, compared to a pre-tax loss of $503,000 for the same period a year ago. For core operating comparison purposes, however, pre-tax income was $639,000, excluding the $632,000 in merger-related expenses noted above, representing an increase of $1.1 million in core operating income.

•
The Company recorded a net loss of $201,000, or $(0.06) per common share, for the quarter ended September 30, 2015 due solely to the $401,000 in one-time merger-related costs incurred over this period. In the comparable quarter last year, the Company reported a net loss of $59,000, or $(0.02) per common share, with no merger expenses.

•
Non-performing loans to total loans decreased nearly 48 percent compared to a year ago, from 2.48 percent on September 30, 2014 to 1.30 percent at September 30, 2015. Non-accrual loans decreased $491,000 to $2.9 million at September 30, 2015, compared to $3.4 million a year earlier, despite approximately $798,000 in non-accrual loans that were acquired in the Fairmount merger.

•
Net charge-offs for the first half of fiscal 2016 were $76,000, or 0.04 percent of average loans, compared to $162,000 in net charge-offs, or 0.11 percent of average loans, for the same six months a year ago. Provision for loan losses for the six months ended September 30, 2015 were $120,000, compared to $470,000 over the same period a year earlier. The provision for the first six months of fiscal 2016 is due to organic growth within the loan portfolio. As shown in the attached table, asset quality has continued to improve year over year.

•	At the end of June 2015, the Company sold its Towson branch property for $500,000, resulting in a gain on sale of $407,000 after applicable expenses.

•
In October 2015, the Company signed a definitive agreement to merge with the Fraternity. During the quarter, the Company completed the necessary due diligence to reach a definitive agreement and is in the process of submitting its regulatory applications. Approval is needed from regulators and the shareholders of Fraternity. The cost incurred year-to-date to complete the due diligence and reach a definitive agreement is $69,000.

“The second quarter continues to show improvement in core earnings, growth and asset quality for the Bank as we continue to celebrate our 100-year anniversary,” said Robert DeAlmeida, President and CEO. “Our main focus is to utilize our capital to enhance our value to our shareholders. We are building a strong loan portfolio, improving interest margins, driving down expenses and seizing opportunities for acquisitions.”

During the second quarter ended September 30, 2015, the overall loan portfolio grew by $55.5 million, including $53.1 million in loans acquired in the Fairmount merger. Organically, the loan portfolio grew $2.4 million during the quarter, or 1.4 percent, with most of the organic growth in commercial real estate and residential construction.

The Bank’s asset quality continues to remain a focal point for management and the board of directors. Non-performing assets, including foreclosed real estate, as a percentage of total assets remained unchanged at 0.93 percent at September 30, 2015, compared to March 31, 2015. Non-performing assets declined 37.6 percent from 1.49 percent a year ago. The new commercial loan personnel and revised commercial loan policies and procedures implemented just over a year ago continue to provide strong asset quality.

During the first half of fiscal 2016, the Bank continued to focus both on generating lower cost core deposits—considered all deposits except certificates of deposit—and increasing and maintaining its maturing certificates of deposits to generate funds to support continued loan growth. Total deposits were $283.0 million at September 30, 2015, compared to $222.3 million at March 31, 2015, an increase of $60.6 million over the first half of the year. Roughly $53.4 million of that increase is attributable to deposits acquired in the Fairmount acquisition, including $33.5 million in certificates of deposit and $15.4 million in savings accounts. Core deposits comprised 34.2 percent of total deposits at September 30, 2015, compared to 32.7 percent at March 31, 2015.

Net interest income for the six months ended September 30, 2015 was $4.1 million, compared to $3.8 million for the same period a year ago. The increase is due to a $264,000, or 5.7 percent, increase in interest income over the first six months of fiscal 2016 from continuing loan growth, compared to the same six months last year. A $49,000 decrease in interest expense over this same period also contributed to the increase. Interest expense decreased as a result of a decrease in average deposits, particularly certificates of deposits. Partially offsetting the decline in the average balance of certificates of deposit was an increase in average core deposits of $8.1 million, as the Company continued to focus on growing lower costing sources of funds. The overall decrease in average deposits was partially offset by an increase in borrowings that were used to fund strong loan demand over the past 12 months.

Non-interest revenue for the first half of fiscal 2016 increased by $256,000 or 41.2 percent to $877,000, compared to the same period last year. The increase is due to a $407,000 gain realized on the sale of the Towson branch property, which closed in early May, offset by a decrease in realized gains from the sale of investment securities. Through the first six months of fiscal 2016, there was $22,000 in gains realized on the sale of investment securities compared to $188,000 in the prior year.

Total non-interest expense increased by $409,000 to $4.9 million for the six months ended September 30, 2015, compared to $4.5 million for the same period a year ago. The increase is due to $630,000 in merger-related expenses associated with the acquisition of Fairmount and the signing of a definitive agreement with Fraternity. The merger-related expenses include fees paid to attorneys, investment bankers and accountants, as well as other miscellaneous items needed to assist with the completion of these acquisitions, including valuations and data conversion-related costs. Outside of the merger-related expenses, management continued to focus on reducing costs, resulting in a decrease in operating expenses for the first six months ended September 30, 2015 compared to the same period a year ago.

When comparing the second quarter of fiscal 2016 to the same three month period of fiscal 2015, net interest income increased $272,000 to $2.1 million for the three months ended September 30, 2015, compared to $1.9 million for the same three months last year. As discussed earlier, this increase is attributable to a higher yield on interest earning assets from 3.58 percent for the quarter ended September 30, 2015, compared to 3.36 percent for the quarter ended September 30, 2014. The 22 basis point increase in yield is due to a $38.9 million increase in the average balance associated with loans. The net loss for the second quarter of fiscal 2016 was $201,000 compared to a net loss of $59,000 in the second quarter of fiscal 2015. Again, the most recent quarter loss is attributable to $400,000 in merger-related expenses relating to acquisition activity which reduced net results.

Average equity to average assets remains strong at 20.3 percent for the six months ended September 30, 2015, up slightly from 19.9 percent a year ago due to an increase in the average equity base. All of the Bank’s regulatory capital ratios continue to exceed those levels required for the Bank to be categorized as well capitalized. The Company’s shares outstanding increased from 3,413,095 at September 30, 2014 to 3,418,113 shares at June 30, 2015. This slight increase is due to activity associated with equity awards over that 12-month period.

Please direct all media inquiries to Josie Hankey at 410-420-2001 or by email at josie.hankey@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $364 million in assets and $61 million in regulatory capital. The bank employs more than 53 people and operates five branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended September 30,		Six Months ended September 30,
Operation Statement Data:	2015	2014	2015	2014
Interest revenue	$2,561	$2,285	$4,936	$4,672
Interest expense	432	428	810	859
Net interest income	2,129	1,857	4,126	3,813
Provision for loan losses	120	170	120	470
Net interest income after provision for loan loss	2,009	1,687	4,006	3,343
Noninterest revenue	247	389	877	621
Noninterest expenses	2,553	2,212	4,876	4,467
Income/(loss) before income taxes	(297)	(136)	7	(503)
Income tax expense/(benefit)	(96)	(77)	90	(252)
Net income/(loss) available to common shareholders	$(201)	$(59)	$(83)	$(251)

Per share data and shares outstanding:
Net income/(loss) per common share, basic and diluted	$(0.06)	$(0.02)	$(0.03)	$(0.08)
Book value per common share at period end	$17.84	$17.31	$17.84	$17.31
Tangible book value per common share at period end	$15.75	$16.48	$15.75	$16.48
Average common shares outstanding (1)	3,166,309	3,147,580	3,166,110	3,205,123
Shares outstanding at period end	3,418,113	3,413,095	3,418,113	3,413,095

Selected performance ratios:
Return on average assets	-0.26%	-0.08%	-0.06%	-0.17%
Return on average equity	-1.32%	-0.41%	-0.27%	-0.85%
Net interest margin (2)	2.98%	2.73%	2.96%	2.77%
Efficiency ratio (3)	94.35%	106.35%	96.72%	105.20%

Average assets	$308,203	$295,226	$300,671	$297,927
Average shareholders' equity	$60,804	$58,171	$60,927	$59,335

Financial Condition Data:	Sept. 30, 2015	March 31, 2015	Sept. 30, 2014
Total assets	$363,887	$291,040	$293,269
Investment securities, available for sale	87,382	92,939	103,353
Loans receivable (gross)	225,331	160,285	149,262
Allowance for loan losses	(1,734)	(1,690)	(2,094)
Bank-owned life insurance	12,536	12,360	12,183
Other assets	40,372	27,146	30,565
Total deposits	283,388	222,319	232,388
Borrowings	16,889	6,000	-
Other liabilities	2,638	1,921	1,806
Total shareholders' equity	60,972	60,800	59,075

Asset quality ratios:
Nonperforming loans to gross loans (4)	1.30%	1.42%	2.48%
Allowance for loan losses to gross loans	0.77%	1.05%	1.40%
Allowance for loan losses to nonperforming loans	59.04%	74.97%	56.56%
Nonperforming assets to total assets (5)	0.93%	0.93%	1.49%
Net charge-offs (annualized) to average loans	0.09%	0.18%	0.22%

Capital ratios: (bank only)
Leverage ratio	14.83%	15.82%	14.64%
Common equity tier I risk-based capital ratio	18.48%	24.37%	25.07%
Tier I risk-based capital ratio	18.48%	24.37%	25.07%
Total risk-based capital ratio	19.23%	25.32%	26.31%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments and property and one-time merger expenses).
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.